Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Inc.:
We consent to the use of our report dated March 17, 2008 with respect to the consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income and cash flows, for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements contains explanatory paragraphs that state MedQuist Inc. and subsidiaries adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006 and adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007.
/s/ KPMG LLP

Philadelphia, Pennsylvania
August 29, 2011